BROWN & BROWN, INC.

AMENDED AND RESTATED

1990 TEAMMATE STOCK PURCHASE PLAN

The Brown & Brown, Inc. 1990 Teammate Stock Purchase Plan (hereafter referred to as the “Plan” and formerly titled the Brown & Brown, Inc. 1990 Employee Stock Purchase Plan) was originally adopted the 24th day of January, 1990. This amended and restated Plan document reflects amendments to the Plan after the original adoption date and sets forth the terms and conditions of the Plan as of May 7, 2025:

1.
Definitions. Except as otherwise expressly provided in this Plan, the following capitalized terms shall have the respective meanings hereafter ascribed to them:
(a)
“Alternate Offering Price” means 85% of the Fair Market Value of the Shares on the Purchase Date;
(b)
“Annual Open Enrollment Period” means, with respect to each Offering, the time period established by the Corporation for eligible Employees to complete and submit Enrollment Agreements for the Offering. The Annual Open Enrollment Period will be determined by the Corporation and communicated to eligible Employees before the beginning of each Offering Period.
(c)
“Board” means the Board of Directors of Brown & Brown, Inc.;
(d)
“Business Day” means a day on which the New York Stock Exchange is open for trading;
(e)
“Code” means the Internal Revenue Code of 1986, as amended;
(f)
“Compensation Committee” means the Compensation Committee of the Board;
(g)
“Compensation” means an Employee’s basic gross annual salary (including commissions and overtime pay, but excluding premium pay, profit participation distributions, or approved expenses) and bonuses as of a date specified by the Corporation, projected on an annual basis;
(h)
“Corporation” means Brown & Brown, Inc., a Florida corporation, and each and all of any present and future Participating Subsidiaries of Brown & Brown, Inc.;
(i)
“Effective Date” means:
(i)
the first Business Day of the Offering Period, with respect to a participating Employee who is an eligible Employee on the first Business Day of the Offering Period, or
(ii)
the first day of the month following the eligible Employee’s completion of 30 days employment with the Corporation, with respect to a participating Employee who has not completed 30 days of employment with the

Corporation as of the first Business Day of the Offering Period and who becomes an eligible Employee as a result of his completion of 30 days of employment with the Corporation on a date occurring in the Offering Period.
(j)
“Employee” means an employee of the Corporation;
(k)
“Enrollment Agreement” means the agreement in such written, electronic, or other format and pursuant to such written, electronic, or other procedures as may be specified from time to time by the Corporation whereby an eligible Employee elects to participate in an Offering by authorizing payroll deduction contributions and subscribing for a maximum number of Shares, or elects to make changes with respect to such participation as permitted by this Plan;
(l)
“Fair Market Value” means, as of any date, the closing price of a Share on the New York Stock Exchange (as published by The Wall Street Journal or such other source that the Corporation determines to be reliable) on such date, or if no Shares were traded on such date, on the immediately preceding day on which Shares were traded;
(m)
“Initial Offering Price” means 85% of the Fair Market Value of the Shares on the first Business Day of the Offering Period;
(n)
“Offering” means a grant to eligible Employees of rights to subscribe for and purchase Shares during an Offering Period, with the exercise of such purchase rights automatically occurring at the end of the Offering Period. To the extent permitted under the terms of the Plan and Section 423 of the Code, the Teammate Stock Purchase Plan Committee may designate separate Offerings under the Plan (the terms of which need not be identical) in which eligible Employees of one or more of the Corporation entities will participate, even if the dates of the offerings are identical.
(o)
“Offering Period” means the period of approximately 12 months commencing on the first Business Day on or after August 1 and terminating on the last Business Day occurring in the period ending the following July 31, provided that the commencement dates and duration of Offering Periods may be changed pursuant to Article 5 and may be different for separate Offerings;
(p)
“Participating Subsidiary” means any corporation or other entity that is a subsidiary of the Corporation, meets the definition of “Subsidiary Corporation” contained in Section 424(f) of the Code, and is designated by the Teammate Stock Purchase Plan Committee as eligible to participate in the Plan;
(q)
“Purchase Date” means the last Business Day of the Offering Period;
(r)
“Share” means a share of the common stock of Brown & Brown, Inc., par value $.10 per share, or another security resulting from an adjustment under Article 20 of this Plan.

(s)
“Teammate Stock Purchase Plan Committee” means a committee consisting of two or more management employees of the Corporation appointed in accordance with Article 4.
2.
Purpose. The purpose of this Plan is to advance the interests of the Corporation and its shareholders by facilitating the acquisition and ownership of Shares, upon the terms set forth in this Plan and any Offering, by Employees of the Corporation. The Corporation intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code.
3.
Shares Offered. The total number of Shares available under the Plan shall be 22,000,000 Shares, which Shares may be either authorized but unissued or reacquired Shares. If any subscription or portion thereof shall expire, lapse, or terminate for any reason without the rights under such subscription have been exercised in full, the unpurchased Shares covered thereby shall be added to the Shares otherwise available for Offerings.
4.
Administration. Prior to July 20, 2021, the Plan was administered by the Compensation Committee. Effective July 20, 2021, the Compensation Committee delegates certain administrative responsibilities and authorizations to an Teammate Stock Purchase Plan Committee. As a result of this delegation, the Teammate Stock Purchase Plan Committee shall have the full and final power and authority, in its sole discretion, to:
(a)
designate separate Offerings in accordance with Article 1(o);
(b)
designate Participating Subsidiaries in accordance with Article 1(q);
(c)
change commencement dates and duration of Offering Periods in accordance with Article 5;
(d)
waive the 30-day employment requirement for eligibility for Participating Subsidiaries acquired or organized by the Company, in accordance with Article 6;
(e)
amend the Plan in accordance with Article 21;
(f)
make a pro-rata allocation of available Shares in accordance with Article 22;
(g)
make corrections and establish procedures in accordance with Article 31;
(h)
construe, interpret, and apply the terms of the Plan;
(i)
determine eligibility and adjudicate all disputed claims; and
(j)
prescribe, amend, or rescind rules, guidelines, procedures, and policies relating to the operation and administration of the Plan, including, without limitation, to the extent permitted under Section 423 of the Code, rules, procedures, and sub-plans that the Teammate Stock Purchase Plan Committee deems necessary or desirable to comply with the laws of foreign jurisdictions whose citizens or residents may participate in the Plan.

The Teammate Stock Purchase Plan Committee shall have full power and authority with respect to the Plan, except those powers and authorizations specifically reserved to the Compensation Committee or the Board, and subject at all times to the terms of the Plan and any applicable limitations imposed by applicable law. No member of the Board or the Compensation Committee or the Teammate Stock Purchase Plan Committee shall be liable for any action, omission to act, or determination made in good faith. Any determination of the Compensation Committee or the Teammate Stock Purchase Plan Committee concerning the Plan, or the construction or interpretation by the Teammate Stock Purchase Plan Committee of any provision of the Plan, shall be conclusive unless otherwise determined by the Board.

5.
Offerings. The Corporation shall make Offerings to eligible Employees in consecutive Offering Periods until the Plan is terminated in accordance with Article 21. With respect to each such Offering, the Corporation shall specify the procedures and time period for enrollment in the Offering. Subject to the requirements of Article 21, the Teammate Stock Purchase Plan Committee shall have the authority to change the commencement dates and duration of Offering Periods with respect to future Offerings.
6.
Eligibility.
(a)
Any person who is employed by the Corporation, other than:
(i)
Employees whose customary employment is less than 20 hours per week, and
(ii)
Employees whose customary employment is for not more than five months in any calendar year,

shall be eligible to participate in the Plan beginning on the first day of the month following that person’s completion of 30 days employment with the Corporation. Notwithstanding the 30-day employment requirement specified above, the Teammate Stock Purchase Plan Committee, in its sole discretion, may waive this requirement in the case of any Employee of Subsidiaries acquired or organized by the Corporation. The word “Employees” shall include officers of the Corporation but not persons who are non-Employee directors.

(b)
Notwithstanding the customary employment requirements specified in paragraph (a) of this Article:
(1)
the terms of each Offering may provide different exclusions of Employees, as permitted and within the applicable limitations described in Treasury Regulation Section 1.423-2(e)(1), (2) and (3), provided that the exclusions established with respect to a particular Offering must be applied in an identical manner to all Employees of the Corporation entity whose Employees are granted options under the Offering; and
(2)
An Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A)) of the Code) may be excluded from participation in the Plan or any Offering if such Employee’s participation in the Plan or the Offering is prohibited under the laws of such jurisdiction, or compliance with the laws of the foreign jurisdiction would cause the Plan or Offering to violate the requirements of Section 423 of the Code.
7.
Participation.
(a)
An Employee who is an eligible Employee on the first day of the Offering Period may become a participant in the Offering by completing an Enrollment Agreement, submitting it to the Corporation during the Annual Open Enrollment Period in accordance with the procedures established by the Corporation, and authorizing in such Enrollment Agreement payroll deductions, subject to the limitations specified in Article 8. An Employee who is not an eligible Employee on the first day of the Offering Period solely because he has not completed 30 days of employment with the Corporation as of the first Business Day of the Offering Period, and who subsequently becomes an eligible Employee as a result of his completion of 30 days of employment with the Corporation on a date occurring in the Offering Period, may become a participant in the Offering by completing an Enrollment Agreement, submitting it to the Corporation in accordance with the procedures and the time frame established by the Corporation prior to his applicable Effective Date, and authorizing in such Enrollment Agreement payroll deductions, subject to the limitations specified in Article 8. The execution and delivery of an Enrollment Agreement by an eligible Employee shall be deemed to be a subscription to purchase a number of whole and fractional Shares (subject to Articles 12 and 22) determined by dividing the Employee’s aggregate payroll deduction contributions authorized in his Enrollment Agreement for the Offering Period by the Initial Offering Price. All valid subscriptions completed and received by the Corporation within the time frame established by the Corporation will be deemed accepted on the applicable Effective Date, subject to any allocation of Shares pursuant to Section 23. On the applicable Effective Date, each Employee who has completed and delivered an Enrollment Agreement shall be deemed to have been granted an option to purchase a maximum number of Shares equal to the number of whole and fractional Shares for which such Employee subscribed, subject to allotment as provided in Article 22. Subscriptions for Shares shall be payable in equal installments during the portion of the Offering Period in which he is a participating Employee in accordance with Article 9. Rights under a participating Employee’s option shall be exercisable in the manner and to the extent provided in the Plan, and to the extent not so exercised the option shall lapse as of the last day of the Offering Period.
(b)
The determination of whether or not a participating Employee’s Enrollment Agreement for an Offering remains in effect for subsequent Offerings will be made in accordance with paragraph (b)(1) or (2) below, whichever is applicable.
(1)
Enrollment Agreements for Offerings Beginning in August 2019 or Earlier. A participating Employee’s Enrollment Agreement for an Offering will not remain in effect for subsequent Offerings. Therefore, notwithstanding an eligible Employee’s participation in an Offering, no payroll deductions will be taken from the eligible Employee’s Compensation during a subsequent Offering Period unless the eligible Employee completes and submits a new Enrollment Agreement for such subsequent Offering Period in accordance with paragraph 7(a).
(A)
Example. An Employee who participates in the Offering Period that begins in August 2019 will not be automatically enrolled in the Offering Period that begins in August 2020, and therefore no payroll deductions will be taken from his Compensation during the Offering Period that begins in August 2020 unless he completes and submits a new Enrollment Agreement in accordance with paragraph 7(a).
(2)
Enrollment Agreements for Offerings Beginning in August 2020 or Later. A participating Employee’s Enrollment Agreement for an Offering, including without limitation his payroll deduction authorization, will remain in effect for subsequent Offerings, and he will be automatically enrolled in each such subsequent Offering, until (i) he withdraws from an Offering in accordance with Article 12, except as otherwise provided in Article 12, (ii) his employment terminates, or he otherwise ceases to satisfy the eligibility conditions specified in Article 6, or his participation otherwise ceases in accordance with the terms of the Plan, (iii) he completes and submits a new Enrollment Agreement in accordance with the procedures set forth in paragraph 7(a) and the new Enrollment Agreement becomes effective, or (iv) the Corporation requires that he complete and submit a new Enrollment Agreement. A participating Employee that is automatically enrolled in a subsequent Offering pursuant to this paragraph (b)(2) is not required to complete and submit any additional Enrollment Agreement or other documentation or notice in order to participate in such subsequent Offering and will be deemed to have accepted the terms and conditions of the Plan, the Offering, his Enrollment Agreement, and any rules, guidelines, procedures, policies and sub-plans in effect at the time each subsequent Offering Period begins. A participating Employee’s automatic enrollment in a subsequent Offering pursuant to this paragraph (b)(2) will be based upon his payroll deduction election in effect on the first day of the Annual Open Enrollment Period for such Offering. However, a participating Employee may complete and submit a new Enrollment Agreement for a subsequent Offering in accordance with the procedures set forth in paragraph 7(a) if the participating Employee desires to change or cancel the election contained in his Enrollment Agreement that would otherwise remain in effect pursuant to this paragraph (b)(2).
(A)
Example. An Employee who participates in the Offering Period that begins in August 2020 will be automatically enrolled in the Offering Period that begins in August 2021 based upon his payroll deduction election that was in effect on the first day of the Annual Open Enrollment Period for the Offering Period that begins in August 2021, assuming that he continues to be eligible to participate.
(c)
All participating Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” under Section 423 of the Code or any successor provision of the Code and the related regulations. Any provision of the Plan that is inconsistent with Section 423 of the Code, without further act or amendment by the Board, the Compensation Committee, or the Teammate Stock Purchase Plan Committee, shall be reformed to comply with the requirements of Section 423 of the Code. The Plan and any Offering will not fail to satisfy the requirements of this paragraph (c) if, in order to comply with the laws of a foreign jurisdiction, the terms of an option granted under the Plan or an Offering to citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of section 7701(b)(1)(A)) of the Code) are less favorable than the terms of options granted under the Plan or Offering to Employees resident in the United States.
8.
Limitations on Payroll Deductions and Shares to be Purchased.

(a)
The payroll deductions authorized in an eligible Employee’s Enrollment Agreement for an Offering shall be in even dollar amounts not less than $2.00 per pay period, and not exceeding 10% of his Compensation (pro-rated, based on date of eligibility).
(b)
Notwithstanding anything herein to the contrary, no Employee shall be permitted to subscribe for any Shares under the Plan if such Employee immediately after such subscription, owns Shares (including all Shares that may be purchased under outstanding subscriptions under the Plan or outstanding options under any stock option plan of the Corporation) possessing 5% or more of the total combined voting power or value of all classes of stock of the Corporation or of any parent. For purposes of determining ownership percentage, the attribution rules of Section 424(d) of the Code shall apply.
(c)
No Employee shall be allowed to subscribe for any Shares under the Plan to the extent that such subscription would permit his rights to purchase Shares under all stock purchase plans of the Corporation to accrue (within the meaning of Section 423(b)(8) of the Code) at a rate that exceeds $25,000 (or such amounts as may be specified from time to time in Section 423(b)(8) of the Code) of Fair Market Value of such Shares (determined on the first Business Day of the Offering Period) for each calendar year in which such subscription is outstanding at any time.
(d)
Notwithstanding the possibility that the Alternate Offering Price may be lower than the Initial Offering Price, in no event may an Employee purchase a greater number of Shares than the number determined by dividing the aggregate payroll deductions elected by the Employee for the Offering Period, as limited by the Compensation limitation specified in paragraph (a) of this Article 8, by the Initial Offering Price.
9.
Method of Payment. Payment for a participating Employee’s subscription for Shares shall be made by payroll deductions of approximately equal amounts for each pay period during the portion of the Offering Period in which he is a participating Employee, which shall aggregate the purchase price of the Shares subject to subscription, based on the Initial Offering Price. However, if it is not practicable to make such calculation at the applicable Effective Date, the Corporation may select another basis for determining the rate of deductions during the Offering Period. Except as otherwise provided in Article 14 or Article 31, a participating Employee may not make any additional contributions to his account.
10.
Deductions, Changes and Cancellation.
(a)
An Employee may at any time during an Offering Period decrease his payroll deduction and his subscription by filing a new Enrollment Agreement in accordance with the procedures and the time frame established by the Corporation. If paragraph 7(b)(2) is applicable, a new Enrollment Agreement filed by an Employee pursuant to this paragraph 10(a) in order to decrease his payroll deduction will remain in effect for subsequent Offerings in accordance with paragraph 7(b)(2). An Employee may also cancel future payroll deductions (without affecting the balance in his account at the time of such cancellation) by written notice to the Corporation in accordance with the procedures and the time frame established by the Corporation. If paragraph 7(b)(2) is applicable, an Employee who files a written notice pursuant to this paragraph 10(a) in order to cancel future payroll deductions will be deemed to have filed a new Enrollment Agreement in which he elects to make no payroll deductions, and therefore he will not be automatically enrolled in the next Offering in accordance with paragraph 7(b)(2), and no payroll deductions will be taken from the Employee’s Compensation during the next Offering Period unless the eligible Employee completes and submits a new Enrollment Agreement for such Offering Period in accordance with paragraph 7(a). Although no additional payroll deductions for the purchase of Shares will be made during the Offering Period in which the cancellation becomes effective, all of the Employee’s payroll deductions credited to his account prior to the cancellation will be applied to the purchase of Shares in accordance with Article 13 unless the Employee withdraws the balance in his account in accordance with Article 12. Any such change or cancellation will become effective as soon as practicable after receipt of the new Enrollment Agreement or appropriate notice, as applicable. A payroll deduction may be reduced only once during any Offering Period, and an Employee who cancels future payroll deductions may not again authorize payroll deductions during the Offering Period in which such cancellation becomes effective. An Employee may not increase his payroll deduction at any time during the Offering Period.
(b)
If a participating Employee ceases to satisfy the eligibility conditions specified in Article 6 during an Offering Period, the Employee’s future payroll contributions will be automatically cancelled (without affecting the balance in his account at the time of such cancellation) by the Corporation without the Employee’s consent. If paragraph 7(b)(2) is applicable, and if an Employee whose future payroll deductions are cancelled pursuant to this paragraph 10(b) subsequently becomes an eligible Employee, he will not be automatically enrolled in any subsequent Offering in accordance with paragraph 7(b)(2), and no payroll deductions will be taken from the Employee’s Compensation during any subsequent Offering Period unless the eligible Employee completes and submits a new Enrollment Agreement in accordance with paragraph 7(a). Although no additional payroll deductions for the purchase of Shares will be made during the Offering Period, all of the Employee’s payroll deductions credited to his account prior to the cancellation will be applied to the purchase of Shares in accordance with Article 13 unless the Employee withdraws the balance in his account in accordance with Article 12.
(c)
To the extent necessary to comply with (i) the limitation specified in paragraph (d) of Article 8 on the number of Shares that may be purchased by any participating Employee during an Offering Period, and/or (ii) the $25,000 limit provided by Section 423(b)(8) of the Code and paragraph (c) of Article 8, a participating Employee’s payroll deductions may be discontinued by the Corporation without the Employee’s consent at any time during an Offering Period. In the event that a participating Employee’s payroll deductions during an Offering Period exceed any limitation specified in Article 8, any funds that remain in the participating Employee’s account after the purchase of Shares in accordance with the limitations specified in Article 8 will be refunded to the Employee.
11.
Accumulated Deductions and Interest. The Corporation will accumulate and hold for each participating Employee’s account the amounts paid by him. No interest will be paid or allowed on any money paid by the participating Employees under any circumstances.
12.
Withdrawal of Funds. The Corporation will maintain a separate payroll deduction account for each participating Employee. An Employee may at any time during the Offering Period and for any reason permanently withdraw any full balance accumulated in his account that has not been applied toward the purchase of the Shares subject to his subscription, and thereby withdraw from participation in an Offering. Any such withdrawal shall be effected by written or electronic notice to the Corporation in accordance with the procedures and the time frame established by the Corporation. A withdrawing Employee may not thereafter participate in that Offering, but shall, if he is otherwise eligible, be permitted to participate in any future Offering. If paragraph 7(b)(2) is applicable, and if the withdrawal occurs prior to the first day of the Open Enrollment Period for the next Offering, the withdrawing Employee will not be automatically enrolled in the next Offering in accordance with paragraph 7(b)(2), and no payroll deductions will be taken from the Employee’s Compensation during the next Offering Period unless the eligible Employee completes and submits a new Enrollment Agreement for such Offering Period in accordance with paragraph 7(a). However, if paragraph 7(b)(2) is applicable, and if the withdrawal occurs after the first day of the Open Enrollment Period for the next Offering, the withdrawing Employee will be automatically enrolled in the next Offering in accordance with paragraph 7(b)(2) based upon the Enrollment Agreement that was in effect at the time of the withdrawal. Partial withdrawals will not be permitted.
13.
Purchase Price and Purchase of Shares.
(a)
The purchase price for Shares under any Offering will be the lesser of (i) the Initial Offering Price, or (ii) the Alternate Offering Price.
(b)
On the Purchase Date, the Alternate Offering Price shall be ascertained and the account of each participating Employee shall be totaled. Shares subject to a subscription may be purchased only with funds accumulated, pursuant to the provisions of this Plan, in a participating Employee’s account. The amount in the participating Employee’s account shall be applied to the purchase of the number of whole and fractional Shares determined by dividing such amount by the lower of the Initial Offering Price or the Alternate Offering Price, subject to the limitations specified in Article 8, and the Employee shall be deemed to have exercised his option to purchase such Shares at such lower price. His account shall be charged for the amount of the purchase price, and the aggregate number of whole and fractional Shares purchased shall be issued to him as of such date, and delivered to him as promptly as practicable thereafter. Shares issued by the Corporation under this Plan may be, at the Corporation’s option, evidenced by a Share certificate delivered to the Employee, or other physical or electronic evidence of Share ownership, including, without limitation, deposit of Shares into a stock brokerage account maintained for the Employee or credit to a book-entry account for the benefit of the Employee maintained by the Corporation’s stock transfer agent or its designee.
(c)
Unless the Corporation otherwise determines, any original issue stamp taxes will be paid by deductions from an Employee’s account or in cash by the Employee. Any funds that remain in a participating Employee’s account after the purchase of Shares and the payment of any stamp taxes in accordance with this Article will be refunded to the Employee.
14.
Interruption of Employment and Leaves of Absence. In the event a participating Employee’s employment is temporarily interrupted during an Offering because of military or sick leave or other bona fide leave of absence approved by the Corporation, the Employee will be deemed to have elected to continue to participate in the Offering unless he withdraws from participation in the Offering as provided in Article 12. If a participating Employee continues to participate in an Offering during a paid leave of absence, the Employee’s elected payroll deductions shall continue. If a participating Employee continues to participate in an Offering during an unpaid leave of absence, no payroll deductions or other contributions will be required during the period of such interruption, but the Employee may, prior to the Purchase Date, pay to the Corporation directly for credit to his account, and not by way of payroll deduction, an amount not exceeding the aggregate amount that would have been deducted during the leave of absence pursuant to such Employee’s Enrollment Agreement had his employment not been interrupted. Such payment may be made in a lump sum or in installments before the Purchase Date, as the Corporation shall determine. If the Employee does not make or arrange for such payment in full before the Purchase Date, his subscription will not be cancelled with respect to the amount accumulated in the Employee’s account, but Shares subject to his subscription will be purchased only with the funds accumulated in his account prior to the Purchase Date. Notwithstanding the foregoing, the provisions of this Article shall apply only if an interruption of employment does not exceed 90 days or, if it does exceed 90 days, if the Employee’s right to reemployment after such interruption is guaranteed by either applicable law or contract. Otherwise, any interruption of employment shall be deemed a termination and shall be governed by Article 17 hereof.
15.
Registration of Shares and Beneficiary Designations. Shares purchased under this Plan may be registered in the name of the Employee, or, if he so indicates on his Enrollment Agreement, in his name and another jointly with the right of survivorship. In addition, each participating Employee may designate a beneficiary or beneficiaries to receive any Shares to be issued under the Plan following the participating Employee’s death. To be effective, such designation must be made in accordance with such procedures and in such written or electronic form as prescribed by the Corporation (or its designee) for such purpose. If a participating Employee fails to designate a beneficiary, or if no designated beneficiary survives the participating Employee’s death, the participating Employee’s estate shall be deemed the participating Employee’s beneficiary. A beneficiary designation may be changed or revoked by the participating Employee’s sole action, provided that the change or revocation is made in accordance with such procedures and in such written or electronic form as prescribed by the Corporation (or its designee) for such purpose. Unless otherwise provided in the beneficiary designation, each designation made will revoke all prior designations made by the same participating Employee.
16.
Rights as a Shareholder. No voting, dividend, or other rights or privileges of a shareholder of the Corporation shall exist with respect to any Share subject to this Plan until the date as of which such Share has been purchased and delivered as provided in Article 13.
17.
Rights on Retirement, Death or Termination of Employment. In the event of a participating Employee’s retirement, death or termination of employment, no payroll deduction shall be taken from any compensation due and owing to him at such time. If such retirement, death, or termination of employment occurs prior to the Purchase Date, the amount in the Employee’s account shall be refunded to the Employee or, in the event of his death, to his estate. An Employee of a Participating Subsidiary that ceases to be a Participating Subsidiary shall be deemed to have terminated his employment for purposes of this Article as of the date such entity ceases to be a Participating Subsidiary unless as of such date, the Employee shall become an Employee of a Corporation entity then included in the Plan.
18.
Rights Not Transferable. Except as provided in Article 17, no participating Employee shall have any right to sell, assign, transfer, pledge or otherwise dispose of or encumber either his right to participate in the Plan or his interest in the fund accumulated for his benefit, and such right and interest shall not be liable for or subject to the debts, contracts or liabilities of such Employee. If any such action is taken by the Employee, or if any claim is asserted by another party with respect to such right and interest, such action or claim will be treated as notice of withdrawal, and except as may otherwise be required by law, refund will be made to such Employee as provided in Article 12.
19.
Application of Funds. The proceeds received by the Corporation from the sale of Shares pursuant to this Plan will be used for general corporate purposes. The Corporation shall not be required to segregate accumulated payroll deductions under the Plan.
20.
Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering or other event affecting Shares of the Corporation occurs, then the number and class of Shares authorized under this Plan, the number and class of Shares then subject to outstanding subscriptions, and the Initial Offering Price or the Alternate Offering Price shall be equitably adjusted by the Board to reflect such changes.
21.
Amendment and Termination of the Plan. To the extent permitted by law, the Compensation Committee may amend this Plan at any time in any respect as the Compensation Committee deems advisable, subject to any shareholder approval required by Article 24. In addition to the authority of the Compensation Committee to amend the Plan, the Teammate Stock Purchase Plan Committee may amend the Plan at any time, pursuant to this Article 21 and to the extent permitted by law and subject to any shareholder approval required by Article 24, to:
(a)
comply with changes in the Code or other applicable law;
(b)
simplify or clarify the administration of the Plan; and
(c)
make other reasonable or necessary changes to the extent such changes will not materially increase the cost to the Corporation of maintaining the Plan.

No amendment of the Plan may, without the consent of the holder of any outstanding subscription, materially and adversely affect his rights as respects such subscription.

This Plan shall terminate (a) on the day that all the Shares authorized for sale under the Plan have been purchased, or (b) when terminated by the Board at its sole discretion. Upon termination of the Plan and the exercise or lapse of all subscription rights hereunder, all amounts remaining in the accounts of participating Employees shall be promptly refunded.

22.
Allocation of Shares. If the total number of Shares that Employees elect to purchase under any Offering exceeds the Shares available for purchase under that Offering, the Teammate Stock Purchase Plan Committee shall make a pro-rata allocation of all the available Shares among such participating Employees, based upon the ratio that the dollar amount of each Employee’s subscription bears to the aggregate dollar amount of all participating Employees’ subscriptions. Notwithstanding the foregoing, if the Teammate Stock Purchase Plan Committee shall at any time determine that the foregoing method of allocation is inconsistent with the requirements of Section

423 of the Code, then subscriptions for any additional Shares in excess of the Shares so allocated shall be deemed to have lapsed.
23.
Governmental and Other Regulations. The obligation of the Corporation to issue or transfer and deliver Shares under this Plan shall be subject to (a) approval of this Plan by the Corporation’s shareholders, (b) compliance with all applicable laws, governmental rules and regulations and administrative action, and (c) the effectiveness of a Registration Statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, if deemed necessary or appropriate by counsel for the Corporation.
24.
Approval of Shareholders. To the extent and in the manner required to comply with Section 423 of the Code (including the regulations promulgated thereunder) or any other applicable law or regulation or the rules and requirements of any stock exchange or quotation system on which the Shares are listed or quoted, all as amended through the applicable date, the Company shall obtain shareholder approval of an amendment of the Plan in such a manner and to such a degree as required.
25.
Notices. All notices or other communications by a participating Employee to the Corporation under or in connection with the Plan shall be deemed to have been given only when received by the Corporation or when received in the form specified by the Corporation at the location, or by the person, designated by the Corporation for the receipt thereof.
26.
Indemnification of the Board. In addition to such other rights of indemnification as they may have as directors, officers or Employees, the members of the Board shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after the institution of any such action, suit or proceeding a director shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.
27.
Tenure. A participant’s right, if any, to continue to serve the Corporation as an officer, Employee or otherwise, will not be enlarged or otherwise affected by his designation as participant under this Plan, and such designation will not in any way restrict the right of the Corporation to terminate at any time the employment or affiliation of any participant for cause or otherwise.
28.
Expenses of Plan. The expenses of the Plan will be borne by the Corporation.
29.
Number and Gender. Unless otherwise clearly indicated in this Plan, words in the singular or plural shall include the plural and singular, respectively, where they would so apply,

and words in the masculine or neuter gender shall include the feminine, masculine or neuter gender where applicable.
30.
Application Law. The validity, interpretation, and enforcement of this Plan are governed in all respects of the laws of Florida.
31.
Corrections and Administrative Procedures. Notwithstanding anything in the Plan to the contrary, the Teammate Stock Purchase Plan Committee is authorized to permit contributions, by payroll deduction or direct payment to the Corporation for credit to his account, in excess of the periodic amount designated by a participant in order to adjust for administrative errors in the processing of properly completed Enrollment Agreements, and to establish other procedures as the Teammate Stock Purchase Plan Committee determines in its sole discretion are appropriate and consistent with the Plan’s purposes. The actions of the Teammate Stock Purchase Plan Committee pursuant to this Article will not be considered to alter or impair any option granted under an Offering as they are part of the initial terms of each Offering and the options granted under each Offering.

Adopted by the Board of Directors: January 24, 1990

Approved by Shareholders: April 26, 1990; April 24, 2003; May 6, 2015

As amended, effective April 19, 1995; April 30, 1996; April 29, 1990; August 23, 2000; January 24, 2001; October 31, 2001; November 21, 2001; April 24, 2003; July 1, 2013; May 6, 2015; June 1, 2017; October 23, 2019; July 20, 2021; May 7, 2025.

BROWN & BROWN, INC.

1990 TEAMMATE STOCK PURCHASE PLAN

NON-U.S. PARTICIPANT ADDENDUM

Pursuant to Article 4(c) of the Plan, the Committee has prescribed the rules and procedures set forth in this Addendum to establish additional terms and conditions applicable to participants providing services to the Corporation outside the United States (each, a “Non-U.S. Participant”). Participation in an Offering by a Non-U.S. Participant will be subject to the following applicable additional terms and conditions, and in the event of any conflict between any term, condition, or other provision contained in the Plan (or in an Enrollment Agreement for a Non-U.S. Participant) and any applicable term or condition provided for in this Addendum, the term or condition in this Addendum will govern and prevail. All capitalized terms used in this Addendum but not otherwise defined will have the respective meanings set forth in the Plan.

Provisions Applicable To All Non-U.S. Participants

Relationship of Plan to Contract of Employment. Notwithstanding any other provision of the Plan or an Enrollment Agreement:

the Plan and any Enrollment Agreement shall not form part of any contract of employment between the Corporation and a Non-U.S. Participant, and will not interfere with the ability of the Corporation to terminate the Non-U.S. Participant’s employment at any time;

the Plan and each Offering are established voluntarily by the Corporation and are discretionary in nature, and unless expressly so provided in their contract of employment, a Non-U.S. Participant has no right or entitlement to an Offering or any expectation that an Offering might be made to them, whether subject to any conditions or at all;

the benefit to a Non-U.S. Participant of participation in the Plan (including, in particular but not by way of limitation, of any Offering made to them or of any Shares purchased under the Plan) shall not form any part of their remuneration or count as their remuneration for any purpose and shall not be pensionable;

the rights or opportunity granted to a Non-U.S. Participant on participation in an Offering shall not give the Non-U.S. Participant any rights or additional rights, and if a Non-U.S. Participant ceases to be employed by the Corporation, they shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Plan (including, in particular but not by way of limitation, any option under an Offering which lapses by reason of their ceasing to be employed by the Corporation) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise;

the rights or opportunity granted to a Non-U.S. Participant on the making of an Offering are not intended to replace any pension rights or compensation

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and shall not give the Non-U.S. Participant any rights or additional rights in respect of any pension scheme operated by the Corporation; and

a Non-U.S. Participant shall not be entitled to any compensation or damages for any loss or potential loss which they may suffer by reason of being unable to acquire or retain Shares or any interest in Shares (or any equivalent or connected interest) pursuant to an Offering in consequence of the loss or termination of their employment with the Corporation for any reason whatsoever (whether or not the termination is ultimately held to be wrongful or unfair).

Personal Data. By electing to participate in the Plan and any Offering, a Non-U.S. Participant acknowledges, in respect of the processing and disclosure of the Non-U.S. Participant’s personal data, that:

the Corporation is required to collect, process and utilize the Non-U.S. Participant’s personal data for purposes directly relevant to the employment relationship between the Corporation and the Non-U.S. Participant, and, for the purpose of administering the Plan, to disclose or transfer some or all of that personal data, as necessary, between the bodies corporate comprising the Corporation or to any third party engaged by the Corporation to assist with the administration of the Plan;

the Corporation and any such third party may utilize such personal data for the purpose of administering the Plan and the Non-U.S. Participant’s participation in an Offering, provided that such personal data shall be kept confidential and shall not be used by the third party for any purposes not related to the administration of the Plan;

the Corporation and the Corporation's representatives may discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and the Corporation and any third-party Plan service provider may disclose and discuss the Plan with their advisors, and the Corporation may record such information and to keep such information in the Non-U.S. Participant's employee file;

the recipients of the Non-U.S. Participant’s personal data may be located in the United States or in the European Economic Area (“EEA”) or elsewhere, and the Non-U.S. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States or other country in which the recipients of the data are located, and with respect to a Non-U.S. Participant in the EEA, the Non-U.S. Participant’s personal data may be transferred within the EEA or outside of the EEA for the purpose of administering the Plan (in which case the transfer shall be governed by “model contract clauses” or equivalent measures required under the European Union’s data protection laws);

the Non-U.S. Participant’s personal data may be processed and disclosed by and to any future purchaser of the Corporation (or of a Subsidiary thereof that has the employment relationship with the Non-U.S. Participant or of their respective undertakings or any parts thereof) for the purpose of

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administering the Plan and/or confirming the Non-U.S. Participant’s entitlement to participation in an Offering where such entitlement is relevant to such purchase;

the purposes described in this paragraph 2 for the processing of the Non-U.S. Participant’s personal data are necessary for the administration of the Plan or are otherwise necessary for the legitimate interests of the Corporation in connection with the administration of the Plan; and

should the Non-U.S. Participant exercise certain data subject rights in relation to the Non-U.S. Participant’s personal data, such as the right of objection or erasure, the Non-U.S. Participant acknowledges that it may no longer be possible to administer the Plan or the Non-U.S. Participant’s participation in an Offering pursuant to the Plan and any Enrollment Agreement and, in that case, the Offering shall lapse and the Non-U.S. Participant shall be deemed to have waived (without any right to compensation) any right to participation in the Offering.

Taxation. A Non-U.S. Participant shall be responsible for and shall indemnify the Corporation against, any tax, universal social charge, social insurance or social security contribution, payroll tax, or other amount required by law or regulation relating to participation in an Offering, the purchase of Shares under the terms of the Offering and any subsequent disposal of the Shares by the Non-U.S. Participant. Without prejudice to the foregoing, where the Corporation has a mandatory withholding and remittance obligation in respect of any tax, universal social charge, social insurance or social security contribution, payroll tax, or other amount arising from a Non-U.S. Participant’s participation in an Offering or the purchase of Shares under the terms of the Offering, it shall have the right, to the extent permitted by law, to deduct any such amounts from any payment of any kind otherwise due from the Corporation to the Non-U.S. Participant.

Provisions Applicable To Non-U.S. Participants In Specific Countries

Canada

Sale of Shares. A Non-U.S. Participant is permitted to sell the Shares acquired under the Plan through the designated broker appointed by the Corporation, provided the sale of the Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).

Ireland

1.
Eligibility. In accordance with the terms of the Plan and Treasury Regulation Section 1.423-2(a), each Offering to Employees who are permanently resident or employed in Ireland (each, an “Ireland Employee”) will be a separate Offering under the Plan. Any person who is employed by the Corporation and is an Ireland Employee shall be eligible to participate in the Plan and the exclusions in Article 6(a)(i) and (ii) of the Plan shall not apply in the case of an Ireland Employee.
2.
Provision of Information.

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An Ireland Employee shall provide to the Corporation as soon as reasonably practicable such information as the Corporation reasonably requests for the purpose of complying with its obligations (if any) under Section 897B of Taxes Consolidation Act 1997 (as amended) of Ireland.

An Ireland Employee who is a director or shadow director or secretary of any Subsidiary that is incorporated in Ireland (an “Ireland Subsidiary”) shall notify the Ireland Subsidiary in writing within five business days of such Ireland Employee receiving or disposing of a “disclosable interest” (within the meaning of and for the purposes of Chapter 5 of Part 5 of the Companies Act 2014 of Ireland) in the Corporation, or within five business days of such Ireland Employee becoming aware of the event giving rise to the notification requirement, or within five business days of such Ireland Employee becoming a director or shadow director or secretary if such a “disclosable interest” exists at the time.

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